Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS FIRST QUARTER EARNINGS
STRONG SALES GROWTH and GROSS MARGIN EXPANSION

PRINCETON, NJ, May 6, 2008 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended March 28, 2008 of $56.2 million or $0.81 per share, an increase of $0.15 per share or 23% over last year’s $45.1 million or $0.66 per share.

First Quarter Review

Net sales for the quarter increased approximately 7.5% to $552.9 million.  Organic net sales increased by approximately 6% for the quarter, which excludes a positive foreign exchange impact of approximately 1.5%.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid first quarter results, which reflected strong organic revenue growth and improved gross margin.  The organic revenue growth was driven by new products, increased marketing spending and pricing actions.  The improved gross margin reflects aggressive cost reduction programs, pricing, and acquisition synergies that more than offset significantly higher commodity and energy costs.”

Consumer Domestic sales in the first quarter were $382.8 million, a $12.9 million or 3.5% increase over the prior year first quarter sales of $369.9 million.  Sales of Arm & Hammer Super Scoop® cat litter, Arm & Hammer® liquid laundry detergent, First Response® pregnancy test kits, Arm & Hammer® powder laundry detergent, Xtra® liquid laundry detergent, and Arm & Hammer® Dental Care toothpaste were all higher than last year’s first quarter.  Consumer Domestic sales also benefited from February price increases on condoms and baking soda.  Consumer International sales of $99.7 million increased 15% over the prior year first quarter sales, of which 10% was due to foreign exchange changes with the balance primarily due to growth in a number of countries.  Specialty Products sales grew 22% to $70.4 million due to higher pricing and volumes in the animal nutrition and specialty chemicals businesses.

Gross margin increased 160 basis points to 40.5% in the first quarter compared to 38.9% in the same quarter last year.  The increase in gross margin includes the benefits of cost reduction programs, manufacturing synergies relating to the businesses acquired from Orange Glo International, Inc. in 2006, price increases and the benefits of liquid laundry detergent concentration, partially offset by higher commodity and energy costs.  A shift in the timing of the payment of slotting costs for new products and the impact of a diesel fuel hedging program contributed approximately 100 basis points to the gross margin expansion.  These items are expected to result in higher costs in future quarters.

Marketing expense was $53.5 million in the first quarter, a $7.6 million increase over the prior year’s first quarter.  Marketing expense as a percentage of net sales increased 80 basis points to 9.7% in the quarter compared to 8.9% in last year’s first quarter.

Selling, general, and administrative expense (SG&A) was $77.9 million in the first quarter, a $6.0 million increase over the prior year’s first quarter.  SG&A as a percentage of net sales was 14.1% in the quarter, consistent with last year’s first quarter.  The increase in SG&A is attributed to $5.4 million of asset impairments, higher litigation costs, higher selling expenses in support of higher sales, and higher research & development spending to support new products.  These increases were partially offset by a $3.0 million gain on the divestiture of a small Specialty Products subsidiary, which was sold in the first quarter for approximately $11.0 million.

Operating income increased 13% to $92.8 million in the first quarter compared to $82.1 million in the prior year’s first quarter driven by higher sales and gross profit partially offset by higher marketing and SG&A expenses. Operating margin expanded 80 basis points to 16.8%.

Other expense decreased to $7.7 million in the first quarter, compared to $14.0 million in the prior year’s first quarter, primarily due to lower net interest expense and $2.0 million in foreign exchange gains.  The effective tax rate in the current quarter was 35.7% compared to last year’s 36.0%.  The effective tax rate for the full year is expected to be 36.5%, excluding the impact of the research and development tax credit which has not been reinstated by Congress for 2008.

Free Cash Flow and Net Debt

For the quarter, the Company reported $62.7 million of net cash from operations compared to $29.6 million in the first three months of 2007.  For the first quarter, the Company generated approximately $56.4 million in free cash flow compared to $18.3 million in the prior period.  The increase in free cash flow is primarily related to higher net income and improved working capital management.  Free cash flow is defined as net cash from operations less capital expenditures.

At quarter-end, the Company had net debt of $540 million (total debt of $748 million less cash of $208 million) compared to net debt at December 31, 2007 of $606 million (total debt of $856 million less cash of $250 million).  The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is 1.9 for the twelve months ended March 28, 2008.  On May 5, 2008, Standard & Poor’s raised its corporate credit rating on the Company to BB+ from BB.

Price Increases

As previously announced, the Company implemented price increases on its U.S. consumer products portfolio, effective February 1, 2008.  These products include Trojan condoms and Arm & Hammer baking soda.  In addition, the Company announced price increases on Arm & Hammer powder laundry detergent and Nice’n Fluffy® liquid fabric softener effective May 12, 2008.  The Specialty Products business also raised prices on many products effective January 1, 2008.  This represents announced pricing action on approximately 25% of the Company’s product portfolio, in terms of net sales.

New Product Activity

On the new product front, Mr. Craigie commented, “We expect 2008 to be another solid year of organic growth for Church & Dwight driven by an impressive pipeline of new and improved products.”

In family planning, the Company has two additions to the Trojan product line, Thintensity and Magnum Thin, capitalizing on the growing “thin” segment of the condom category.  In addition, First Response has launched a digital pregnancy test kit and a daily ovulation test kit.

In oral and skin care, the Company has expanded its Nair depilatory product line with Nair Shower Power, a convenient way to remove hair in the shower, and Nair Soothing Wax strips.  The Company has introduced SpinBrush Swirl, a value-oriented product which is designed to encourage manual brush users to “trade up” into the battery-powered toothbrush category. Two new oral care products were launched under the Arm & Hammer name:  Arm & Hammer Age Defying toothpaste, to protect and rebuild enamel; and Arm & Hammer Whitening Booster, an additive used with any toothpaste for convenient whitening.

In household products, the Company expanded the distribution of its recently launched Arm & Hammer Laundry Detergent with OxiClean stain fighters in both powdered and liquid form.  This product combines the deodorization and cleaning power of Arm & Hammer Laundry Detergent with the powerful stain fighting benefits of OxiClean.  The Company also introduced Arm & Hammer Essentials Free liquid laundry detergent made from environmentally-sensible plant-based soaps to address the needs of consumers with sensitive skin.

During the quarter, the Company completed the second wave of shipments of concentrated liquid laundry detergent, and is encouraged by the response of consumers.  The speed of conversion and initial sales reports for the Company’s concentrated liquid laundry detergent brands are positive.  The second wave began in January in the Midwest and Northwest U.S., and the final wave in the Eastern U.S. commenced in April.

Orajel® Acquisition

The Company previously announced on April 1, 2008 that it had signed a definitive agreement with Coty, Inc. to acquire its Orajel® oral analgesic and other over-the-counter brands business for $380 million in cash.  The transaction is expected to close in July 2008.  The acquisition is expected to have a neutral impact on 2008 earnings per share and is expected to be accretive to earnings and generate free cash flow starting in 2009.

Outlook

Mr. Craigie commented, “Organic sales growth is expected to be solid in the second quarter with continued year-over-year gross margin expansion.  Marketing spending in the second quarter is expected to increase to approximately 13% of sales and will be focused on our key brands and trademarks including Arm & Hammer, Trojan, SpinBrush™, OxiClean, and First Response. The timing of certain items, which served to increase first quarter earnings per share and gross margin performance, is expected to result in higher costs in future quarters.  Consequently, we are expecting earnings per share of approximately $0.61 in the second quarter which would result in 14% growth of earnings per share in the first half of 2008.  With regard to the full year, Mr. Craigie said, “We remain confident in our previously announced earnings per share estimate of $2.77, which represents a 13% increase over 2007 results.  In addition, we are also confident that gross margin will expand each quarter for the remainder of 2008, and we will achieve gross margin expansion of 100 basis points in 2008 despite significantly higher commodity costs.”

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As previously reported, at its April 30th Board meeting, the Company declared a quarterly dividend of $0.08 per share.  The dividend will be payable June 2, 2008 to stockholders of record at the close of business on May 12, 2008. This is the Company’s 429th regular quarterly dividend.

Church & Dwight will host a conference call to discuss first quarter 2008 results on May 6, 2008 at 11:30 a.m. (ET).  To participate, dial in at 800-901-5226, access code: 89268257.  A replay will be available two hours after the call at 888-286-8010, access code: 38644093.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements including, among others, statements relating to short- and long-term financial objectives, sales and earnings growth, margin improvement, price increases, marketing spending, new product introductions, the timing of new product launches, consumer demand for the Company’s products, the shift to concentrated liquid laundry detergent, the impact of the timing of slotting costs and the Company’s diesel fuel hedge program, the ability to realize manufacturing synergies from the integration of the Orange Glo International, Inc. business acquired in 2006, the effective tax rate, the closing and the impact on earnings and free cash flow of the Orajel acquisition and earnings per share.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, and environmental remediation.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In thousands, except per share data)	Mar. 28, 2008	Mar. 30, 2007
Net Sales	$552,867	$514,335
Cost of sales	328,761	314,459
Gross profit	224,106	199,876
Marketing expenses	53,485	45,852
Selling, general and administrative expenses	77,859	71,881
Income from Operations	92,762	82,143
Equity in earnings of affiliates	2,380	2,260
Other income (expense), net	(7,738)	(13,982)
Income before minority interest and taxes	87,404	70,421
Income taxes	31,211	25,327
Minority Interest	2	(5)
Net Income	$56,191	$45,099
Net Income per share - Basic	$0.85	$0.69
Net Income per share - Diluted	$0.81	$0.66
Dividend per share	$0.08	$0.07
Weighted average shares outstanding - Basic	66,343	65,570
Weighted average shares outstanding - Diluted	70,817	70,024

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Mar. 28, 2008	Mar. 30, 2007
Assets
Current Assets
Cash, equivalents and securities	$208,062	$107,738
Accounts receivable	243,513	229,708
Inventories	214,966	214,448
Other current assets	26,248	25,483
Total Current Assets	692,789	577,377
Property, Plant and Equipment (Net)	339,808	337,025
Equity Investment in Affiliates	9,563	11,047
Tradenames and Other Intangibles	657,464	674,936
Goodwill	688,128	688,514
Other Long-Term Assets	77,531	71,772
Total Assets	$2,465,283	$2,360,671
Liabilities and Stockholders' Equity
Short-Term Debt	$54,875	$151,055
Other Current Liabilities	294,519	273,703
Total Current Liabilities	349,394	424,758
Long-Term Debt	692,982	755,827
Other Long-Term Liabilities	289,579	258,279
Stockholders' Equity	1,133,328	921,807
Total Liabilities and Stockholders' Equity	$2,465,283	$2,360,671

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in thousands)	Mar. 28, 2008	Mar. 30, 2007
Net Income	$56,191	$45,099
Depreciation and Amortization	15,212	14,614
Deferred Income Taxes	2,103	4,096
Gain on Asset Sale	(3,005)	--
Asset Impairment Charges and Other Asset Write-Offs	5,626	595
Non Cash Compensation	2,424	2,819
Other	(2,374)	(623)
Changes in Assets and Liabilities:
Accounts Receivable	3,436	2,183
Inventories	(3,549)	(20,176)
Prepaid Expenses	(2,409)	(2,217)
Accounts Payable and Accrued Expenses	(30,473)	(30,556)
Income Taxes Payable	20,936	14,546
Excess tax Benefits on Stock Options Exercised	(1,872)	(3,837)
Other liabilities	477	3,057
Net cash provided by operations	62,723	29,600
Capital expenditures	(6,283)	(11,294)
Acquisitions	--	(181)
Proceeds from sale of assets	9,620	--
Other	847	(68)
Net cash provided by (used in) investing activities	4,184	(11,543)
Debt (payments) net of borrowings	(108,160)	(26,465)
Payment of cash dividends	(5,307)	(4,584)
Stock option related	4,633	10,282
Net cash (used in) financing activities	(108,834)	(20,767)
F/x impact on cash	180	(28)
Net change in cash and investments	$(41,747)	$(2,738)
Supplemental Cash Flow Information
Free cash flow:
Net cash provided by operations	$62,723	$29,600
Less: Capital expenditures	(6,283)	(11,294)
Free cash flow	$56,440	$18,306

SUPPLEMENTAL INFORMATION

YTD 2008 and 2007 Product Line Net Sales

	Three Months Ended			Percent
	3/28/2008	3/30/2007		Change
Household Products	$242.9	$236.4	*	2.7%
Personal Care Products	139.9	133.5		4.8%
Consumer Domestic	$382.8	$369.9		3.5%
Consumer International	99.7	86.7	*	15.0%
Total Consumer Net Sales	$482.5	$456.6		5.7%
Specialty Products Division	70.4	57.7		22.0%
Total Net Sales	$552.9	$514.3		7.5%

* Reflects a change in organization structure relating to certain U.S. export sales that became the responsibility of Consumer International effective January 1, 2008.  The first quarter 2007 net sales have been adjusted to reflect this for comparability.

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

This press release provides information regarding organic growth, namely net sales adjusted to reflect the impact of foreign exchange changes.  Management believes that the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

Three Months Ended
3/28/2008
Reported Growth	7.5%
Less:
FX / Other	1.5%
Organic Growth	6.0%

Free Cash Flow

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management believes that the presentation of free cash flow is useful to investors because it provides a meaningful indication of the amount of cash available for dividends and discretionary investment.  Please refer to the Supplemental Cash Flow Information for details.